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                                                                     EXHIBIT 4.1

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       of
                           Health Fitness Corporation

                  Pursuant to Section 302A.401 of the Minnesota
                            Business Corporation Act

         The undersigned, Jerry V. Noyce, Chief Executive Officer and Jeanne Crawford, Secretary, of Health Fitness Corporation, a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Section 302A.401 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, the Board of Directors on October 31, 2005 adopted the following resolution creating a series of one thousand (1,000) shares of preferred stock designated as Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"):

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

         1. Dividends. The holders of Series B Convertible Preferred Stock shall be entitled to receive dividends out of funds legally available therefore at the per annum rate of five percent (5%) multiplied by Ten Thousand Two Hundred Dollars ($10,200) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) multiplied by the number of shares of Series B Convertible Preferred Stock held by such holders. Dividends on the Series B Convertible Preferred Stock shall be cumulative from the date of issuance. The Corporation shall pay accrued dividends on the Series B Convertible Preferred in United States Dollars solely upon conversion of the Series B Convertible Preferred Stock as contemplated in Section 3.

         2. Voting.

                  (a) Each holder of shares of Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 3 hereof), at each meeting of shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law, and by the provisions of
         Section 2(b), holders of

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         Series B Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

         (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Convertible Preferred Stock so as to materially affect adversely the Series B Convertible Preferred Stock without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

         3. Mandatory Conversion.

                  (a) Immediately upon occurrence of the Specified Event (defined below), each share of Series B Convertible Preferred Stock shall automatically, without need for any action, notice or other authorization, be deemed converted, without the payment of additional consideration by the holder thereof, into five thousand one hundred (5,100) shares ("Conversion Rate") of Common Stock. Effective upon the occurrence of the Specified Event, all shares of Series B Convertible Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends. Any shares of Series B Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Convertible Preferred Stock accordingly.

                  (b) Mechanics of Conversion.

                           (i) The Corporation shall provide each holder of
                  Series B Convertible Preferred Stock written notice of the occurrence of the Specified Event within two (2) business day of such occurrence. Certificates representing the Series B Convertible Preferred Stock shall be surrendered to the Corporation by each holder within two (2) business days of the date of the Corporation's written notice, accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The Corporation shall, as soon as practicable after delivery to the Corporation by a holder of the aforementioned certificates and acceptable instruments of transfer, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when the
                  Series B Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B

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                  Convertible Preferred Stock, such number of its duly
                  authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock.

                           (iii) "Specified Event" shall mean receipt by the
                  Corporation of the original notice of declaration of effectiveness by the United States Securities and Exchange Commission of a registration statement of the Corporation on an appropriate form under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of all shares of Common Stock issuable by the Corporation upon conversion of the Series B Convertible Preferred Stock as contemplated in this Section 3, together with all shares of Common Stock of the Corporation issuable upon the exercise of warrants issued by the Corporation in connection with the original sale of the Series B Convertible Preferred Stock by the Corporation (collectively, the "Registrable Securities"); provided, however, that solely for purposes of determining whether the "Specified Event" has occurred, Registrable Securities shall not be deemed to include shares of Common Stock held by any person who has not timely provided to the Corporation all information requested by the Corporation necessary to permit such shares held by such person to be covered by the registration statement in accordance with the Act.

                  (c) Adjustment for Stock Splits, Dividends and Combinations. If the Corporation shall at any time or from time to time after the date on which a share of Series B Convertible Preferred Stock was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock or declare a dividend payable in shares of Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3(c) shall become effective at the close of business on the date the subdivision, dividend or combination becomes effective.

                  (d) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series B Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Convertible Preferred Stock been converted into Common Stock on the date of such event; provided, however, that no such adjustment shall be made if the holders of Series B Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series B Convertible Preferred Stock had been converted into Common Stock on the date of such event.

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                  (e) Adjustment for Reclassification, Exchange, or
         Substitution. If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (f) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series B Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 set forth with respect to the rights and interest thereafter of the holders of the Series B Convertible Preferred Stock, to the end that the provisions set forth in this
         Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock.

         4. Rank. The Series B Convertible Preferred Stock shall, in all respects, rank junior to each other class or series of the Corporation's capital stock hereafter created which does not expressly rank junior to or pari passu with the Series B Convertible Preferred Stock. For avoidance of doubt, the Series B Convertible Preferred Stock shall rank senior to Common Stock in all appropriate instances (including, without limitation, upon the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation). Upon the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation's stockholders before any payment shall be made to the holders of any class of Common Stock, an amount per share of Series B Convertible Preferred Stock equal to the sum of (i) the greater of (x) Ten Thousand Two Hundred Dollars ($10,200) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and (y) the amount that such holder would have received in respect of the shares of Common Stock issuable upon conversion of such share of Series B Convertible Preferred Stock had all shares of Series B Convertible Preferred Stock been converted in shares of Common Stock pursuant to Section 3 immediately prior to the consummation of such Liquidation Event, plus (ii) all accrued and unpaid dividends in respect of such share of Series B Convertible Preferred Stock.



                            [signature page follows]

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         IN WITNESS WHEREOF, we have hereunto set our hands as President and
Secretary, respectively, of the Corporation, as of November 14, 2005 and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and the facts stated herein are true.


                                    /s/ Jerry V. Noyce
                                    _________________________________________
                                    Jerry V. Noyce, Chief Executive Officer


                                    /s/ Jeanne Crawford
                                    _________________________________________
                                    Jeanne Crawford, Secretary

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